CONTACT:	Daniel T. Hendrix
Chairman and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

FTI Consulting, Inc.
Eric Boyriven, Matt Steinberg
(212) 850-5600

FOR IMMEDIATE RELEASE

INTERFACE REPORTS FIRST QUARTER 2012 RESULTS

ATLANTA, Georgia, April 25, 2012 – Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings company and global leader in sustainability, today announced results for the first quarter ended April 1, 2012.

Sales for the first quarter of 2012 were $232.8 million, compared with sales of $245.4 million in the first quarter of 2011, a decline of 5.2%.  During the 2012 first quarter, the Company incurred restructuring and asset impairment charges of $16.3 million, or $0.19 per share after-tax, primarily related to the closure of the manufacturing and warehouse activities at its Shelf plant in the U.K.  Interface expects this action to result in annualized pre-tax cost savings of approximately $9.0 million beginning in the fourth quarter of 2012.  Excluding these charges, operating income for the 2012 first quarter was $16.8 million, or 7.2% of sales, compared with last year’s first quarter operating income of $21.5 million, or 8.8% of sales.  Including the restructuring and asset impairment charges, operating income in the first quarter of 2012 was $0.5 million, or 0.2% of sales.

Excluding the aforementioned restructuring and asset impairment charges, net income in the 2012 first quarter was $6.3 million, or $0.10 per share. This compares with net income of $9.8 million, or $0.15 per diluted share, in the 2011 first quarter.  Including the charges, the net loss was $5.9 million, or $0.09 per share, in the 2012 first quarter.

“After a slow first six weeks of 2012, our business picked up steam in the second half of February and the momentum continued to build in March,” said Daniel T. Hendrix, Chairman and Chief Executive Officer.  “Although sales and earnings were down against strong comparisons last year, we improved sequentially in key targeted areas, as we increased gross margin by 100 basis points and cut SG&A expenses by $6 million versus the fourth quarter of 2011.  We’re also pleased that orders of $249 million outpaced sales, which is an indication of strengthening demand and resulted in a $13 million increase in backlog since the beginning of the year.  Geographically, our modular businesses in the Americas and Europe remained relatively stable year-over-year despite the uncertain macro environment, while our Asia-Pacific business was impacted by reduced government spending in Australia versus record results from this market last year at the height of a construction phase.  Bentley Prince Street had a small operating loss during the quarter, but achieved breakeven results in February and March following a challenging January.  Outside of the commercial market, our FLOR consumer business continued to turn in strong results, as demonstrated by its 41% sales growth and breaking even for the quarter.  Our FLOR retail stores were profitable on a standalone basis, and we have continued our expansion strategy with new openings over the last month in San Francisco, West Hollywood, Boston and Georgetown, bringing our total to 11 stores.”

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, “We are pleased to have generated $12.4 million in cash during the first quarter, which historically is a heavy cash use period for us, compared with a net decrease of $29.6 million in cash during the prior year period.  Our sequential increase in gross margin was largely a result of improved manufacturing efficiencies and higher average sale prices, particularly in the Americas and Europe.  In addition, we realized the full benefits of our fourth quarter restructuring actions, and our focus on cost reduction continued in the first quarter as we began the process of closing our Shelf facility.  Combined with our previous initiatives, we will have significantly reduced our cost structure by the fourth quarter of 2012.”

Mr. Hendrix concluded, “Looking ahead, we are encouraged by the positive order trend we have seen over the past nine weeks.  We anticipate further improvement in gross margin through a combination of price increases, higher production volumes and better operational efficiencies, although we do expect some headwinds from higher raw material costs.  We also will keep a tight rein on SG&A expenses, without sacrificing our planned investments in additional FLOR stores, emerging geographic markets and market segment diversification.  With our continuing cost reduction efforts, the secular shift to carpet tile and our leading presence in the marketplace, we are optimistic about our prospects for the remainder of 2012.”

The Company will host a conference call tomorrow morning, April 26, 2012, at 9:00 a.m. Eastern Time, to discuss its first quarter of 2012 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the conference call live over the Internet at:  http://edge.media-server.com/m/p/598azt34/lan/en or through the Company’s website at: http://www.interfaceglobal.com/Investor-Relations.aspx.  The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the Interface, InterfaceFLOR, FLOR, Heuga and Bentley Prince Street brands, and, through its Bentley Prince Street brand, enjoys a leading position in the designer quality segment of the broadloom carpet market.  The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2012, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “The ongoing worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations,” “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Concerns regarding the European sovereign debt crisis and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, or the potential dissolution of the euro entirely, could adversely affect our business, results of operations or financial condition,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended
(In thousands, except per share data)	04/01/12	04/03/11

Net Sales	$232,760	$245,402
Cost of Sales	156,557	158,474
Gross Profit	76,203	86,928
Selling, General & Administrative Expenses	59,368	65,400
Restructuring and Asset Impairment Charges	16,316	--
Operating Income	519	21,528
Interest Expense	6,653	6,656
Other Expense (Income), Net	437	(122)
Income Before Taxes	(6,571)	14,994
Income Tax Expense (Benefit)	(637)	5,170
Income (Loss) from Continuing Operations	(5,934)	9,824
Net Income (Loss)	$(5,934)	$9,824

Earnings (Loss) Per Share – Basic	$(0.09)	$0.15

Earnings (Loss) Per Share – Diluted	$(0.09)	$0.15

Common Shares Outstanding – Basic	63,443	64,822
Common Shares Outstanding – Diluted	63,443	65,190

Orders from Continuing Operations	$249,100	$252,200
Backlog (as of 04/01/12 and 04/03/11, respectively)	$142,000	$128,200

Consolidated Condensed Balance Sheets
(In thousands)	04/01/12	01/01/12
Assets
Cash	$63,083	$50,635
Accounts Receivable	126,649	156,170
Inventory	171,902	166,073
Other Current Assets	39,999	33,106
Total Current Assets	401,633	405,984
Property, Plant & Equipment	196,845	190,119
Other Assets	181,292	176,169
Total Assets	$779,770	$772,272

Liabilities
Accounts Payable	$50,618	$55,289
Accrued Liabilities	104,277	93,884
Total Current Liabilities	154,895	149,173
Senior and Senior Subordinated Notes	294,527	294,507
Other Long-Term Liabilities	47,080	47,553
Total Liabilities	496,502	491,233
Shareholders’ Equity	283,268	281,039
Total Liabilities and Shareholders’ Equity	$779,770	$772,272

Consolidated Condensed Statements of Cash Flows	Three Months Ended
(In millions)	04/01/12		04/03/11

Net Income (Loss)		$(5.9)		$9.8
Depreciation and Amortization		7.5		12.6
Deferred Income Taxes and Other Items		(3.2)		0.8
Change in Working Capital
Accounts Receivable	31.9		6.6
Inventories	(3.8)		(20.3)
Prepaids and Other Current Assets	(4.3)		(5.4)
Accounts Payable and Accrued Expenses	2.1		(22.3)
Cash Provided by (Used in) Operating Activities		24.3		(18.2)
Cash Used in Investing Activities		(11.4)		(11.8)
Cash Provided by (Used in) Financing Activities		(1.2)		0.1
Effect of Exchange Rate Changes on Cash		0.7		0.3
Net Increase (Decrease) in Cash		$12.4		$(29.6)

Consolidated Condensed Segment Reporting
(In millions)
	Three Months Ended
	04/01/12	04/03/11	% Change
Net Sales
Modular Carpet	$210.1	$219.3	(4.2%)
Bentley Prince Street	22.7	26.1	(13.0%)
Total	$232.8	$245.4	(5.2%)

Operating Income (Loss)
Modular Carpet	$1.1	$25.3	(95.7%)
Bentley Prince Street	(0.6)	(0.2)	(200.0%)
Corporate Income, Expenses and Eliminations	0.0	(3.6)	100.0%
Total	$0.5	$21.5	(97.7%)

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures
(In millions, except per share amounts)

Three Months Ended 04/01/12
Operating Income, Excluding Restructuring and Asset Impairment Charges	$16.8
Restructuring and Asset Impairment Charges	(16.3)
Operating Income, As Reported	$0.5

Three Months Ended 04/01/12
Net Income (Loss) Excluding Restructuring and Asset Impairment Charges	$6.3
Restructuring and Asset Impairment Charges (Net of Tax of $4.1 Million)	(12.2)
Net Income (Loss), As Reported	$(5.9)

Three Months Ended 04/01/12

Earnings (Loss) Per Share, Excluding Restructuring and Asset Impairment Charges*	$0.10
Restructuring and Asset Impairment Charges Per Share, After Tax	(0.19)
Earnings (Loss) Per Share, As Reported	$(0.09)

*Earnings per share excluding Restructuring and Asset Impairment Charges was calculated using a share count of 65,626,000 which is the amount that would have been used had the Company been in an earnings from continuing operations position for the first quarter of 2012.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period.  However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.  Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

#    #   #